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                                                                     EXHIBIT 12

                       UNION PACIFIC RESOURCES GROUP INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in Millions, Except Ratios)
                                  (Unaudited)


                                                                                     Three Months Ended
                                                                                          March 31,
                                                                                   1999             1998
                                                                               ------------     ------------

Earnings from continuing operations before income taxes ...................    $        6.4     $       28.5

Add (deduct) distributions greater (less) than
     income of unconsolidated affiliates ..................................            (0.1)            (2.2)

Fixed charges from below ..................................................            65.9             37.7

Capitalized interest included in fixed charges ............................            (0.1)            (1.8)
                                                                               ------------     ------------

         Earnings available for fixed charges .............................    $       72.1     $       62.2
                                                                               ============     ============


Fixed charges:
     Interest expense, including amortization of debt expense/discount ....    $       64.3     $       34.0
     Portion of rentals representing an interest factor ...................             1.5              1.9
     Interest capitalized .................................................             0.1              1.8
                                                                               ------------     ------------
         Total fixed charges ..............................................    $       65.9     $       37.7
                                                                               ============     ============


Ratio of earnings to fixed charges ........................................             1.1              1.7
                                                                               ============     ============
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